LEASE

This Lease is between **WEST SIDE REALTY LLC** of 645 Belmont Avenue, Springfield Massachusetts 01108, or its heirs, assigns and successors, hereinafter referred to as the "Lessor", and **J.H. MILLER PICTURE FRAMING CO., INC,** hereinafter referred to as the "Lessee". The Lessor and Lessee agree as follows:

1. LEASED PREMISES

The Lessor hereby leases to the Lessee, and the Lessee hereby leases from the Lessor, for the term and upon the conditions contained in this Lease, the approximately 1,800 square foot space located on the left side of 86 Elm Street, West Springfield, Hamden County, Massachusetts 01089(the "Leased Premises"), as more particularly described upon Exhibit A, which is attached hereto and made a part thereof. Further, the Leased Premises includes the non-exclusive use of the parking areas as designated by the Lessor.

The Lessor hereby reserves to itself (i) the right to maintain, use, repair, and replace pipes, ducts, wires, meters, and any other equipment, machinery, apparatus, and fixtures located within or without the Leased Premises; (ii) the right to make changes, alterations, and additions to the Leased Premises provided that any such changes, alterations, or additions do not unreasonably structurally change the interior of the Leased Premises, do not unreasonably or materially interfere with Lessee's use of the Leased Premises, and provided that reasonable access and service to the Leased Premises is maintained; and (iii) the right upon reasonable notice except in cases of emergency to enter the Leased Premises for any of the foregoing purposes.

2. USE BY LESSEE:

The Lessee agrees that it will use the Leased Premises only for a retail frame shop together with retail sales of artwork, furniture, rugs, antiques and related items. The Lessee shall not use or occupy the Leased Premises for any other purpose or business without the prior written consent of the Lessor. The Lessee shall observe and comply with the Lessor's reasonable Rules and Regulations as promulgated from time to time by the Lessor with respect to the Leased Premises.

3. COMMENCEMENT DATE, LESSOR'S IMPROVEMENTS:

The term of this Lease and the Lessee's obligations to pay rent hereunder shall commence upon May 1, 2009. The date upon which the term of this Lease commences hereunder is hereinafter sometimes referred to as the "Rental Commencement Date."

4. TERM:

(A) The Lessee shall hold the Leased Premises for an initial term of four (4) years beginning on May 1, 2009, and ending on April 30, 2013.

(B) Further, Lessee may exercise its option to extend said lease for an additional three (3) year period beginning on May 1, 2013 and ending on April 30, 2016 under the same terms and conditions of the original lease term except rent which must be agreed upon in writing by both parties. Lessee may only exercise this option by delivery to Lessor in writing Lessee's notice of its intention to extend said lease at least sixty (60) days prior to the expiration of the initial term of this lease.

5. RENT:

(A) The base rent payable by the Lessee during the first year of the initial term hereof shall be One Thousand and 00/100 ($1,000.00) Dollars per month commencing August 1, 2009

and ending April 30, 2010, in equal monthly installments as stated above payable on the first day of each calendar month in said year during said initial term, in advance.

(B) The base rent payable by the Lessee during the second year of the initial term shall be One Thousand Fifty and 00/100 ($1,050.00) Dollars per month commencing May 1, 2010 and ending April 30, 2011, in equal monthly installments as stated above payable on the first day of each calendar month in said year during said initial term, in advance.

(C) The base rent payable by the Lessee during the third year of the initial term shall be One Thousand One Hundred and 00/100 ($1,100.00) Dollars per month commencing May 1, 2011 and ending April 30, 2012, in equal monthly installments as stated above payable on the first day of each calendar month in said year during said initial term, in advance.

(D) The base rent payable by the Lessee during the fourth year of the initial term shall be One Thousand One Hundred Fifty and 00/100 ($1,150.00) Dollars per month commencing May 1, 2012 and ending April 30, 2013, in equal monthly installments as stated above payable on the first day of each calendar month in said year during said initial term, in advance.

In the event that the rental commencement date is a day other than the first day of a month pursuant to Paragraph 3 hereof, the rent for the initial fractional part of a month shall be prorated and paid with a fixed monthly rent payable for the first calendar month next following; and the term of the Lease shall commence on the first day of said full calendar month.

(E) Notwithstanding anything contained hereto to the contrary, the Lessor and Lessee hereby acknowledge that, in order to induce the Lessee to occupy the Leased Premises, the Lessee shall, during the initial term of this Lease, occupy the Leased Premises on May 1, 2009 or the date of the execution hereof, whichever is later, for which no rent shall be due until August 1, 2009. Lessee shall be responsible for rent payments commencing on August 1, 2009 through the remainder of said first year ending April 30, 2010. No rent shall be due for the period of May 1, 2009 through July 31, 2009.

6. ADDITIONAL RENT:

Lessee further agrees to pay the Lessor as additional rent the Lessee's percentage of the Lessor's annual costs of:

(A) The Lessee shall be responsible for payment of all electricity and gas serving the Leased Premises and shall cause each said utility account to be listed in Lessee's name.

(B) Lessee agrees that in the event that Lessee uses unreasonable and/or extraordinary amounts of water, Lessee will reimburse Lessor for any amounts over and above reasonable and ordinary water useage.

(C) Lessee shall have the right to install, at Lessee's own expense, ventilation equipment, additional air conditioning, and burglar and fire alarms with Lessor's consent which shall not be unreasonably withheld or delayed.

7. LAST MONTH'S RENT AND KEY DEPOSIT:

Lessee agrees to pay to Lessor **One Thousand and 00/100 ($1,000.00)** Dollars upon execution of this Lease as last month's rent deposit to be held by Lessor. Lessor will not be responsible to Lessee for interest on said deposit. Lessor shall transfer said last month's rent deposit to any new Lessor or fee owner, if any.

Lessee shall pay to Lessor a key deposit of Twenty-Five and 00/100 ($25.00) Dollars upon execution of this Lease.

8. GLASS

The Lessee shall be responsible for costs of replacing glass.

9. EMINENT DOMAIN:

Notwithstanding the terms herein, if after the execution hereof and before the expiration of the term, the premises or any part thereof shall be taken by any exercise of the right of eminent domain or by action of any public or other authority, then this Lease and the term shall terminate at the sole election of the Lessor, and further all damages except for damages in respect of Lessee's personal property or relocation costs from such taking shall vest in the Lessor, and the Lessee agrees to execute any documents to take any steps which may be necessary to vest such damages to the Lessor, the Lessee hereby irrevocably appointing the Lessor as its agent and attorney-in-fact to execute and deliver any such documents which the Lessor deems necessary or appropriate to carry out the intent and purposes of this Paragraph.

10. SEVERABILITY:

The Lessor and the Lessee agree that if any court of competent jurisdiction determines that any provision of this agreement is invalid, than such holding shall in no way whatsoever affect the validity of any other provisions thereof.

11. CONDITION OF LEASED PREMISES, MAINTENANCE AND REPAIRS, SURRENDER:

(A) The Lessor has not made and the Lessee has not relied upon any representations or warranties, whether expressed or implied, as to the condition of the Leased Premises or their suitability for the Lessee's use other than these which may be specifically set forth herein:

(i) Lessor has no knowledge of any violations of law, code or governmental regulations, nor any existing condition which would constitute said violation.

(ii) Lessor has no knowledge of any lawsuits or proceedings pending or threatened against the property which would have an adverse affect on said property.

(iii) Lessor is not in default with respect to any agreement, judgment, injunction, or governmental regulation affecting the property.

(iv) Lessor has no knowledge of any pending or threatening condemnation proceeding against the whole or a portion of said property.

(B) The Lessor agrees that during the term of this Lease, it shall, at its own expense, make all necessary structural repairs to the Leased Premises and maintain the plumbing, electrical and windows and all other parts of the Leased Premises which are installed or furnished by the Lessor except as otherwise expressly provided herein or unless necessitated by the negligent or tortious acts of the Lessee, its agents, servants, employees, invitees, or licensees, with reasonable wear and tear and damage by fire or other casualty excepted and further except that any repair which costs Two Hundred Fifty and 00/100 ($250.00) Dollars or less is to be paid by Lessee. Lessee agrees to hire for said repair and maintenance, only service or repair people designated by Lessor and to which Lessee has no reasonable objection.

(C) The Lessee shall keep the sidewalks and ways bordering upon the Leased Premises at all times free and clear of all rubbish and obstructions and shall be responsible for all janitorial services within the said premises.

(D) The Lessee agrees that during the term of this Lease it shall at all times keep the Leased Premises in a good, clean condition.

(E) Lessor shall remove the wood paneling covering plaster walls in the front of the store, install standard grade carpet eight (8) feet high and thirty (30) feet in length along both sides of the front wall, touch up and paint plaster walls in the front as necessary, install 220v electric connection, and repair front siding near rear driveway.

12. ACCESS BY LESSOR:

The Lessor shall have the right to enter the Leased Premises at reasonable times and upon reasonable notice for the purpose of inspection, making such repairs as the Lessor may be obligated to make or may deem necessary or curing any default of the Lessee. The Lessor shall have the right of access to the Leased Premises at any time in the event of an emergency, without notice to the Lessee and without such entry consisting an eviction of the Lessee or termination of the Lease.

13. FIRE AND CASUALTY:

In the event of accidental damage to the premises or to the building of which the premises are a part by fire or other casualty not caused by the Lessee, the Lessor agrees to repair the same forthwith and allow the Lessee a fair abatement or diminution of all rentals hereunder in proportion to the extent to which the premises are untenable. In addition, if the Leased Premises or the building of which the premises are a part shall by the Lessor or Lessee be deemed to be substantially damaged so as to render the same unfit for occupancy, then Lessors shall have 120 days from the date of such damage to repair the premises to their prior condition and if not, either party shall have the right to terminate this lease.

14. DEFAULT:

The occurrence of any of the following shall constitute an event of default of this Lease by the Lessee:

(A) The failure of the Lessee to pay when due any installment of basic rent or additional rent due hereunder, or any other sum required to be paid by the Lessee.

(B) The failure of the Lessee to perform any other of Lessee's obligations herein this lease, or any violation of Lessors' rules and regulations, where such failure continues for thirty (30) days after receipt by Lessee of written notice thereof from the Lessor unless Lessee, within such thirty day period, commences to cure such failure and thereafter diligently prosecutes such cure to completion.

It shall constitute an event of default of this lease by Lessor if Lessor fails to perform any of Lessor's obligations herein this lease, where such failure continues for thirty (30) days after receipt by Lessor of written notice thereof from the Lessee, unless Lessor, within such thirty (30) day period commences to cure such failure and thereafter diligently prosecutes such cure to completion.

(C) The making by the Lessee of any assignment for the benefit of creditors; the adjudication that the Lessee is bankrupt, insolvent, or unable to pay its debts; the filing by or against the Lessee of a petition to have the Lessee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against the Lessee, such petition is dismissed with sixty (60) days after the filing thereof; the appointment of a trustee or receiver to take possession of substantially all of the Lessee's assets located in the Leased Premises or of the Lessee's interest in this Lease, unless possession is restored to the Lessee within thirty (30) days after such appointment; or the attachment, execution, or levy against, or other judicial seizure of, substantially all of the Lessee's assets.

15. REMEDIES:

Upon the occurrence of any event of default as described in Paragraph 14, the Lesser may institute any or all, individually, or cumulatively, of the following remedies:

(i) The Lessor may accelerate basic rent through the end of the lease term, or extended term if applicable, and any and all Additional Rent then outstanding and unpaid.

(ii) The Lessor may serve notice upon the Lessee that this Lease and the then-unexpired term and any potential extended terms shall cease and expire and become absolutely void on the date specified in the said notice, which shall not be less than ten (10) days after the date of such notice without any right on the part of the Lessee to save forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement, or condition broken. This lease, as well as the right, title, and interest of the Lessee hereunder, shall upon the effective date of such notice, wholly cease and expire and become void in the same manner and with the same force and effect, except as to Lessee's liability, as if the date fixed in such notice were the date provided herein for the expiration of the term of this Lease. Thereupon the Lessee shall immediately quit and surrender to the Lessor the Leased Premises and the Lessor may enter into and repossess the Leased Premises, and remove all occupants thereof and at the Lessor's option, any property therein without being liable to indictment, prosecution, or damages therefor. If at the time of default, the law requires that Lessor's said entry be preceded by a summary process action, Lessor will so proceed. Otherwise, Lessor may enter into and repossess the Leased Premises as aforesaid. If the Lessee fails to remove any equipment, furniture, fixtures, or other property prior to any such repossession by the Lessor, such equipment, furniture, fixtures, and other property shall be deemed abandoned by the Lessee and shall become the property of the Lessor.

(iii) The Lessor may, at any time after the occurrence of any event of default, reenter and repossess, by summary process action if required by law at the time of default, and otherwise without summary process action, the Leased Premises or any part thereof and attempt, in its own name as agent for the Lessee if this Lease has not been terminated or on its own behalf if this Lease has been

terminated, to relet all or any part of the Leased Premises for and upon such terms and to such persons, firms, or corporations and for such period or periods as the Lessor, in its sole discretion, shall determine, including a term beyond the termination of this Lease. The Lessor shall not be required to accept any tenant offered by the Lessee or observe any instruction given by the Lessee with respect to such reletting.

16. SIGNS AND ADVERTISING:

The Lessee agrees that it shall not erect, install or otherwise display any signs, displays, advertisements, or other means of identifying the Leased Premises and the products and services available therein to the public on the Leased Premises unless in accordance with applicable laws, permits, and approvals and unless Lessee receives from Lessor prior written approval, which written approval will not be unreasonably withheld or delayed.

17. ALTERATIONS:

Lessee will not make any alterations, improvements, or modifications to the leased premises without the prior written approval of the Lessor, which approval shall not be unreasonably withheld or delayed..

18. INSURANCE

The Lessee will purchase all-risk casualty insurance and comprehensive general liability insurance (with no employee exclusion), of at least One Million and 00/100 ($1,000,000.00) Dollars. Lessee shall as a condition of this Lease provide Lessor annually with proof of said insurance.

19. ESTOPPEL CERTIFICATES:

The Lessee shall, at any time and from time to time, within twenty (20) days following its receipt of a written request from the Lessor or any mortgagee, execute, acknowledge, and deliver to the Lessor or Mortgagee a written statement certifying that this Lease is in full force and effect and unmodified or, if modified, stating the nature of such modification, certifying that the date to which the rent reserved hereunder has been paid, and certifying that there are not, to the Lessee's knowledge, any uncured default on the part of the Lessor hereunder or specifying such defaults if any are claimed. Any such statement may be relied upon by any prospective purchaser or mortgagee of all or any part of the building or real property on which the building is located. The Lessee's failure to deliver such statement within such twenty (20) day period shall be conclusive upon the Lessee that this Lease is in full force and effect and unmodified, and that there are no uncured defaults with respect to the Lessor's performance hereunder. Further, Lessee agrees to execute subordination agreements as may be reasonably required by Lessor or Lessors' mortgage holder.

20. ASSIGNMENT AND SUBLEASES:

Lessee shall not have the right to assign and/or sublease the leased premises unless Lessee receives from Lessor prior written approval.

21. LITIGATION COSTS:

In the event that Lessor incurs any attorney's fees or costs or litigation expenses in enforcing its rights under this lease, Lessee shall fully reimburse Lessor for all said attorney's fees and costs and litigation expenses.

In the event that Lessee incurs any attorney's fees or costs or litigation expenses in enforcing its rights under this lease, Lessor shall fully reimburse Lessee for all said attorney's fees and costs and litigation expenses.

22. WAIVER, NOTICES:

No consent or waiver, expressed or implied, by the Lessor to or of any breach of any covenant, condition, or duty of the Lessee shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition, or duty. Any notice from the Lessor to the Lessee or from the Lessee to the Lessor shall be deemed to have been duly delivered if mailed by certified mail, addressed to the Lessee at the Leased Premises, or, if to the Lessor, at the place from time to time established for the payment of rent, and the customary certified mail receipt shall be conclusive evidence of such service.

23. EXPRESSIONS:

The expressions "Lessor" and "Lessee" or the pronoun "it" referring either to the Lessor or the Lessee, shall be deemed to refer to the actual Lessor or Lessee for the time being as the case may be, and the context hereof may admit or require, regardless of whether such Lessor or Lessee is a natural person, a corporation, the trustees of a trust or some other firm or entity.

24. ENTIRE AGREEMENT, CONSTRUCTION:

This Lease contains the entire agreement of the parties hereto with respect to the subject matter hereof, and no change or modifications hereof shall be valid unless made in writing, signed by all the parties hereto. This Lease shall be governed by a construed in accordance with the laws of the Commonwealth of Massachusetts, and it shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.

25. MUTUAL SUBROGATION WAIVER:

The Lessor and the Lessee agree that any claim by either of them against the other for damages arising out of any peril, insured under any property damage or earnings policy carried by either shall not be assignable, nor the subject of a subrogation action by any third party. Each of the parties agrees to release the other party from any and all liability for damages for any claim or claims arising out of any peril insured under any property damage or earnings policy carried by either the Lessor or the Lessee.

26. NOTICE OF CLAIMS:

In the event any claim, cause of action, or suit is made or brought against the Lessee, or the Lessor, of which the Lessee shall have knowledge, arising from the occupancy of the Lessee of or pertaining to the Leased Premises, the Lessee shall immediately notify the Lessor thereof in writing.

27. QUIET ENJOYMENT:

The Lessor covenants and agrees that upon the Lessee's paying the rent herein reserved and performing and observing all the other covenants to be performed and observed on the part of the Lessee, the Lessee may use and occupy the Leased Premises through-out the full term of this Lease without any disturbance by any person whatsoever.

28. NOTICE OF LEASE:

The parties shall execute and deliver concurrent with the execution and delivery of this Lease a Notice of Lease in compliance with Massachusetts laws and suitable for recording in the appropriate Registry of Deeds, which may refer to or contain any provisions of the Lease requested by either party except that the rent and any other charges payable pursuant to the provisions of the Lease will not be set forth in said notice. Lessee may not record with the Registry of Deeds or any other agency a copy of this lease.

IN WITNESS WHEREOF, the Lessor and the Lessee have signed this Lease as a sealed instrument as of this 14th day of May, 2009.

WEST SIDE REALTY LLC, Lessor

By: 6-1-09
Timothy W. Knight
Authorized Member

J.H. MILLER PICTURE FRAMING CO. INC, Lessee

By:
James P. Hutchinson, President

Paul J. Hutchinson